Exhibit 10.40

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.

AMENDED AND RESTATED PRIME VENDOR AGREEMENT

FOR LONG-TERM CARE PHARMACIES

This Amended and Restated Prime Vendor Agreement for Long-Term Care Pharmacies (“Agreement”) is made as of January 1, 2011 (“Effective Date”) by and between AmerisourceBergen Drug Corporation, a Delaware corporation (“ABDC”), on the one hand, and PharMerica Corporation (“PMC”), a Delaware corporation; Pharmacy Corporation of America (“PCA”), a Delaware corporation; and Chem Rx Pharmacy Services, LLC, a Delaware limited liability company (“Chem Rx”), on the other. (Collectively, PMC, PCA and Chem Rx are sometimes referred to hereafter as “Customer”.)

A.	ABDC is a national distributor of Products and Services.

B.	As of the Effective Date, Customer owns, operates and manages approximately 100 LTCPs.

C.	ABDC and PMC are parties to that certain Prime Vendor Agreement dated August 1, 2007 (“Prior PVA”).

D.	ABDC and Chem Rx are parties to that certain Prime Vendor Agreement (“Chem Rx PVA”) dated May 1, 2007, as assigned to and assumed by Chem Rx on or about November 4, 2010 by Chem Rx Corporation et al, pursuant to approval by the United States Bankruptcy Court for the District of Delaware (Case Number 10-11567).

E.	The parties intend by this Agreement to amend and restate the Prior PVA, to terminate the Chem Rx PVA and to set forth their obligations to each other for the Program.

NOW THEREFORE, the parties agree as follows:

1.	RECITALS & DEFINITIONS; PRICING AND PAYMENT TERMS

A. The foregoing recitals are incorporated herein as an integral part of this Agreement. Capitalized terms used herein that are not defined in the body of this Agreement shall have the meaning ascribed to them on Exhibit “5” (“Definitions”).

B. ABDC shall be the Primary Vendor of all requirements of Customer’s Facilities for Products, including that Customer purchases no less than 98% of all Branded Rx from ABDC. Customer will pay, within terms, Product costs and Program fees pursuant to payment terms in Exhibit “1” (“Pricing/Payment Terms”). Customer’s compliance with the Primary Vendor requirements encompassed by the definition of that term in Exhibit 5 as incorporated herein will be verified * by ABDC and must be * as provided in Section 10(A). Notwithstanding the Primary Vendor requirements, Customer may purchase directly from a manufacturer if, due to a product shortage or allocation, the manufacturer requires that Customer do so. ABDC agrees that, in accordance with the definition of Facility in Exhibit 5, the Primary Vendor * will not apply to Customer’s newly acquired pharmacies with existing agreements with other distributors until such time as such newly acquired pharmacies become Facilities hereunder. By way of example, Table 1 of Exhibit 7 illustrates how the parties will * Customer’s * with the Primary Vendor requirements.

C. Orders for Products will be electronically transmitted (CSOS for Schedule II controlled substances) and will describe Products that ABDC will provide to Customer, the quantity and designated delivery location. Other than supplier back-ordered Products, ABDC will make * to deliver orders placed by ABDC’s normal order cut-off time by the next delivery day. All payment plans must be by electronic funds transfer (“EFT”). The * in the Pricing/Payment Terms, terms, and conditions under this Agreement, including participation in the PRxO Generics Purchase Program, * with ABDC as of the date hereof. A * is a third-party * with *, taking into consideration *, including *.

PMC – ABDC Amended and Restated PVA January 1, 2011	1

2.	PRxO GENERICS PURCHASE PROGRAM

A. Customer must participate in the PRxO Generics Purchase Program as provided in this Agreement and pursuant to standard PRxO Generics Purchase Program requirements as amended from time to time by ABDC. Customer acknowledges and agrees that it will be able to benefit by having ABDC administer the PRxO Generics Purchase Program for a * Outsourcing Fee, as specified in Paragraph 2(C) of the Pricing/Payment Terms.

B. By agreeing to participate in the PRxO Generics Purchase Program, Customer must purchase from ABDC and through the PRxO Generics Purchase Program no less than 95% of its non-Injectable Generic Rx, as verified * by ABDC and * as provided in Section 10(A). With respect to each Generic Rx purchased by Customer under the PRxO Generics Purchase Program, ABDC shall use its * to provide Customer * prior to changing suppliers of such Products. Any changes by ABDC in its PRxO Generics Purchase Program will be non-discriminatory, generally applicable to ABDC’s customers and consistent with the terms of this Agreement. Table 1 of Exhibit 7 establishes how the parties will * Customer’s Generic Rx * requirements.

3.	SPECIALTY DISTRIBUTIONS AND *

ABDC will provide to Customer its * of * that are in * due to, for example, manufacturer shortages or unanticipated demand, including any specialty Products or other Products with limited distribution or supply. ABDC makes such * based upon each *. Upon request, ABDC will attempt to acquire short-supply Products and, upon their purchase by Customer, such inventory would be * for Customer and would not *. Additionally, upon request, ABDC can order short-supply Products, which Products can be “shipped upon arrival” to Customer’s Facilities.

4.	CUSTOMER LOCATIONS & DELIVERIES

ABDC will deliver Products to each Facility five days a week (Monday – Friday, or as otherwise agreed to from time to time by Customer and ABDC), once a day except holidays and warehouse physical inventory days. ABDC will provide * at its distribution centers * hours a day, * days a week, for which ABDC will provide Customer with emergency contact information for after-hours access. Additionally, Customer will be entitled to * per * at *. Customer will be charged $* for * to the Facility. Customer may receive * per * per * (as long as it is * ABDC’s distribution center during hours such distribution center is staffed) at *. ABDC will use * to meet a requested delivery time for emergency orders. If ABDC cannot do so, Customer may fill Emergency Orders outside the Program on such occasions using another provider and such * shall be * as so specified in Exhibit 7 for purposes of Customer’s Generic Rx *. Service to Facilities in Alaska, Hawaii and U.S. territories may be subject to a delivery surcharge.

5.	RETURNED GOODS POLICY

Customer will only return Products to ABDC in accordance with ABDC’s * policy for return Products, a copy of which is attached as Exhibit 4 (“Returns Policy”). If Customer returns more than *% of its OTC Net Purchases, or *% of its pharmaceutical Net Purchases in any month, Customer may be assessed an additional restocking fee over any standard stocking fee in the Returns Policy. Customer will return only Product purchased from ABDC for which Customer has submitted the invoice number and date of purchase. ABDC may reject returns not accompanied by the invoice number and date of purchase or that exceed in amount either the *% return limit or the amount on the referenced invoice number. ABDC reserves the right to refuse all future returns from Customer in the event that Customer submits any counterfeit Product for return. The calculation of Customer returns, Customer OTC Net Purchases, and all other calculations under this Agreement related to the volume of Customer’s purchases of Products will be based on * and not the *.

PMC – ABDC Amended and Restated PVA January 1, 2011	2

6.	ADDITIONAL SERVICES & PROVISIONS

A. Services are listed in Exhibit “2”. Terms, conditions and other provisions are set forth in Exhibit “3” (“Provisions”).

B. ABDC may, from time to time, develop policies and procedures relative to new or existing Services offered to customers, on an interim or as-needed basis. If ABDC develops such policies or procedures or changes current ones, ABDC will notify Customer in writing at least thirty (30) days before such changes are effective. Any changes by ABDC that apply to Customer from time to time under this Agreement, including its exhibits, must be non-discriminatory, generally applicable to ABDC’s customers, and consistent with the terms of this Agreement.

7.	TERM OF AGREEMENT

A. The parties intend by this Agreement to (i) amend and restate the Prior PVA and (ii) terminate the Chem Rx PVA, such that all obligations thereunder are and will be governed by this Agreement as of the Effective Date, subject to the following sentence. Except as otherwise agreed, rights and obligations of the parties under the Prior PVA and Chem Rx PVA that accrued prior to the Effective Date will survive and each party shall satisfy all such obligations imposed on it thereunder according to the terms of each of the Prior PVA and Chem Rx PVA.

B. Subject to termination of this Agreement pursuant to Paragraph 5 of the Provisions, the term will be from the Effective Date until September 30, 2013 (“Term”). Unless either party provides notice of termination at least 90 days (but not more than 120 days) prior to the expiration of the Term, this Agreement will automatically renew for additional * periods, subject to termination pursuant to Paragraph 5 of Exhibit 3 (Provisions).

8.	RECORDS

To the extent required by 42 U.S.C. §1395x(v)(1), until four (4) years after termination of this Agreement, ABDC will make available upon written request to the Secretary of the U.S. Department of Health & Human Services, the Comptroller General, or their authorized representatives, a copy of this Agreement and all records required to certify the nature and extent of costs of Products and Services provided by ABDC under this Agreement. ABDC will ensure, to the extent it carries out its duties through a subcontract with a value or cost of $10,000 or more in a twelve (12) month period with a related organization, such subcontract will contain similar provisions. Notwithstanding the foregoing, ABDC will have no obligation to make public documents subject to attorney-client privilege.

9.	NOTICES

Notices must be in writing and sent certified mail, prepaid, return receipt requested, or sent by facsimile to the address or facsimile number below. Parties may change this information by written notice to the other party. Pursuant to the Telephone Consumer Protection Act of 1991, 47 U.S.C. §227, Customer consents to receiving notices, including product updates, recalls, new product launches and programs, advertisements and other marketing materials by telephone facsimile (“fax”) machine from ABDC, its affiliates and their related companies, to the fax number set forth below.

To Customer:	PharMerica Corporation
1901 Campus Place
Louisville, KY 40299
Attn: Chief Financial Officer
CC: General Counsel
Fax: (502) 261-2375

PMC – ABDC Amended and Restated PVA January 1, 2011	3

with a copy to:	Holland & Knight LLP
10 St. James Avenue, 11th Floor
Boston, MA 02116
Attn: Jeffrey W. Mittleman, Esq.
Fax: (617) 523-6850

To ABDC:	AmerisourceBergen Drug Corporation
1300 Morris Drive
Chesterbrook, PA 19087-5594
Attn: Senior Vice President, Alternate Care
Fax: 610-727-3601

with a copy to:	AmerisourceBergen Corporation
1300 Morris Drive
Chesterbrook, Pennsylvania 19087-5594
Attn: General Counsel
Fax: (610) 727-3612

10.	COMPLIANCE CERTIFICATION

A. No later than thirty (30) days after the end of each calendar year during the Term, Customer shall provide ABDC with a written certification, executed by a duly authorized officer of PMC, attesting to Customer’s compliance during the preceding year or partial year with (i) the Primary Vendor requirements as provided in Section 1(B) above, and (ii) the 95% sourcing requirement with respect to the PRxO Generics Purchase Program as provided in Section 2(B) above. A form of Customer’s compliance certificate is attached as Exhibit 6.

B. No later than thirty (30) days after the end of each calendar year during the Term, ABDC shall provide Customer with a written certification, executed by a duly authorized officer, attesting to Customer’s receipt of Customer’s * of * as provided in Paragraph 2(B) of Pricing/Payment Terms. A form of ABDC’s compliance certificate is attached as Exhibit 6.

11.	EXHIBITS

The following exhibits to this Agreement are incorporated by this reference.

1	Pricing/Payment Terms

2	* Services

3	Provisions

4	Returns Policy

5	Definitions

6	Forms of Compliance Certificates

7	* Generic Rx Purchases and * Calculations

PMC – ABDC Amended and Restated PVA January 1, 2011	4

IN WITNESS WHEREOF, the parties have had a duly authorized officer, partner or principal execute this Amended and Restated Prime Vendor Agreement as of the Effective Date.

CUSTOMER:		ABDC:
PharMerica Corporation		AmerisourceBergen Drug Corporation

By:	/s/ Robert McKay	By:	/s/ Robert Mauch
Name:	Robert McKay	Name:	Robert Mauch
Title:	SVP	Title:	Senior Vice President, Alternate Care

Chem Rx Pharmacy Services, LLC

By:	/s/ Robert McKay
Name:	Robert McKay
Title:	SVP

Pharmacy Corporation of America

By:	/s/ Robert McKay
Name:	Robert McKay
Title:	SVP

Agreed and acknowledged with respect to termination of the Chem Rx PVA:

Chem Rx Pharmacy Services, LLC, as assignee of BJK, Inc.; ChemRx New Jersey, LLC; and ChemRx/Salerno’s, LLC

By:	/s/ Robert McKay
Name:	Robert McKay
Title:	SVP

PMC – ABDC Amended and Restated PVA January 1, 2011	5

EXHIBIT 1 TO

PRIME VENDOR AGREEMENT

PRICING / PAYMENT TERMS

In addition to payment for Products, Customer will pay ABDC the following Program and other fees for ABDC’s Product distribution and Services for Customer and its Facilities. Pricing does not reflect any * or * to a *. If Customer contracts with a GPO, Customer will pay any such fees to the applicable GPO (or any increase in such fees) during the Term. In any event, ABDC will not pay a GPO fee unless and until a group designation form signed by Customer is filed with ABDC.

1.	PROGRAM FEES

A. Price of Goods.

(i) Customer will pay the following Price of Goods, based upon the definition of Cost in Exhibit 5, for Products other than (a) ABDC Special Price Products (as provided in Paragraph 1(A)(ii) below), and (b) Generic Rx purchased under the PRxO Generics Purchase Program (as provided in Paragraph 1(A)(iii) below). ABDC will add to the billed amount any applicable sales, use, business and occupation, gross receipts or other tax. Price of Goods may be adjusted based upon *of * of * as provided in Paragraph 2(D) below over the *.

Purchases of Products
Requirement/Category	Price of Goods

To receive this pricing, Customer must purchase no less than 98% of total Branded Rx purchases from ABDC and at least 95% of Generic Rx purchases through the PRxO Generics Purchase Program	*%*

DEA Class II Controlled Substances Ordered via CSOS	*%

DEA Class II Controlled Substances Not Ordered via CSOS	*% if *% of the Facilities are * via *, measured * and including those Facilities or pharmacists with *.

*	For Branded Rx shipped to a Facility in Hawaii, the applicable * will be * basis points * (e.g., *%). For Brand Rx that is drop shipped to Customer * from * but *, the applicable Price of Goods will be *%.

(ii) ABDC Special Price Products will not be billed based upon *, but will instead be billed in accordance with the * from time to time for such Products and Services (and, as applicable to Customer, will be * to ABDC’s customers, and consistent with the terms of this Agreement). Purchases of ABDC Special Price Products count when determining purchase volumes for “Primary Vendor” status. ABDC will provide * notice to Customer for a Price of Goods change for ABDC Special Price Products due to * % or *.

(iii) PRxO Generics purchased under the PRxO Generics Purchase Program will be billed in accordance with Paragraph 2 of this Exhibit 1.

B. Purchase Rebate. Within thirty days after the Effective Date, and thereafter within thirty days after each annual anniversary of the Effective Date during the Term, Customer will receive a rebate (“Purchase Rebate”) in the amount of * dollars ($*), representing a * % * off the Price of Goods for the *dollars ($*) in * during the * of the Agreement. In the event Customer does not make * $* in any such *, Customer agrees to * to ABDC * of the Purchase Rebate *. The Purchase Rebate will be payable * Customer. Customer must comply fully with all terms of this Agreement to be eligible for the Purchase Rebate.

PMC – ABDC Amended and Restated PVA January 1, 2011	6
Customer will delete this Exhibit “1” (or request confidential treatment) if it discloses this Agreement for any reason, including in any SEC filing

C. Additional * Services. The additional * Services in Exhibit “2” will be provided to Customer’s Facilities, at the election of Customer’s Facilities, by ABDC for * if Customer * ABDC as *. In the event Customer does not * ABDC as *, such Services will be provided at a *.

D. Small Order Charge. If Customer purchases less than $* per * per *, a delivery charge of $* per delivery will be assessed for each order that is less than $*. ABDC may adjust the per-delivery charge from time to time to reflect ABDC’s actual shipping and handling costs.

E. Contract Administration. In administering Customer’s supplier contracts, including those established by Customer on its own or those established by a GPO under which Customer participates, Customer must (i) provide a copy of new contracts, (ii) comply with supplier’s terms, (iii) use all products for its “own use” (as defined in judicial and legislative interpretations), (iv) notify ABDC at least * days before it changes suppliers, and (v) upon changing suppliers, assist ABDC in disposing of any excess inventory acquired for Customer. Additionally, Customer will notify ABDC before discontinuing purchases of any special inventory that it has requested that ABDC stock (whether or not pursuant to a contract) and assist ABDC in disposing of any excess of such inventory. Promptly after receiving notice of the denial of, or failure to pay, GPO or manufacturer/supplier chargebacks, ABDC shall provide Customer written notice of any unpaid chargebacks, and when invoiced, Customer will promptly reimburse ABDC for any unpaid chargebacks that are (x) denied by a GPO or manufacturer/supplier or (y) not paid within * days and, in either case, Customer will look solely to such GPO or manufacturer/supplier for redress; provided that the unpaid chargeback is processed through ABDC’s standard credit and rebill procedures.

2.	PRxO GENERICS PURCHASE PROGRAM

A. Administration Services. ABDC will have full responsibility for administering the PRxO Generics Purchase Program, including supplier selection, Product selection, Product price negotiation, contract administration, purchasing, automated compliance assurance, contract management and reporting. Under the PRxO Generics Purchase Program, ABDC will invoice Customer at the * under ABDC’s *, * pricing to Customer, plus *. ABDC will issue to Customer a * for the * between the * to Customer when Product is * (i.e. including any * to the *) and the * plus the * and provide * for such audit, with * issued within * days of the end of each *.

B. PRxO Rebates. ABDC will * to Customer its * of PRxO Rebates as determined by comparing Customer’s * of * as a * of * by * ABDC *. ABDC’s compliance with its obligations under this Paragraph 2(B) must be certified to by an officer of ABDC as provided in Section 10(B).

C. Outsourcing Fee. ABDC will provide such PRxO Generics Purchase Program services for an * equal to *% of ABDC’s *.

D. Price of Goods Adjustment.

(1) If Customer does not meet the 95% PRxO Generic Rx purchasing requirements under the PRxO Generics Purchase Program set forth in Section 2B of this Agreement for the immediately prior quarter, then ABDC may increase Customer’s Price of Goods (Branded Rx and other Products) in the current quarter by *% (*) for each *% that Customer’s total * for the immediately prior quarter were below the minimum * requirement of 95.00% for such quarter (calculated pursuant to the foregoing formula). By way of example, if Customer’s * under the above formula were 93.00% for a quarter, the effective Price of Goods for Branded Rx for the following quarter would change (by *%) from *% to *%.

(2) If Customer does not meet the *% CSOS requirement set forth in the Price of Goods table, measured quarterly, then the Cost for Class II Controlled Substances not ordered via CSOS will * to *%.

E.* Expectancy. ABDC acknowledges Customer’s expectancy as of the Effective Date that Customer’s participation in the PRxO Generics Purchase Program hereunder will result in * of approximately *% based on Customer’s aggregate Generic Rx purchases under the PRxO Generics Purchase Program as provided herein during each Contract Year * that Customer * for the * Generic Rx purchases if the pricing structure provided for in the * had been * for the * at the *.

i.	The parties agree to track and measure the projected annual performance within * days of the * of each *, review performance and discuss expected results for the next quarter.

PMC – ABDC Amended and Restated PVA January 1, 2011	7
Customer will delete this Exhibit “1” (or request confidential treatment) if it discloses this Agreement for any reason, including in any SEC filing

ii.	Within * days of the end of each Contract Year (or January of the subsequent calendar year if the last Contract Year is not twelve months), ABDC will calculate Customer’s actual performance and * for the *, or pro rata performance and * if the Contract Year is less than twelve months. If the * is *% (“Shortfall”) for any Contract Year, ABDC agrees to * Customer the * between the * and the * that Customer * if a *% * had been achieved. ABDC will remit such * within * days of the annual measurement.

iii.	If the annual performance *% (“Excess”) for any Contract Year, ABDC will *% of *, in addition to the Outsourcing Fee. ABDC will be permitted to * against the * to Customer.

iv.	If the annual performance is *%, either party may terminate the Agreement in accordance with Section 5.1 (c) of Exhibit 3.

v.	The Shortfall will be determined by * a *% *amount using Customer’s *and subtracting the * from this amount. The Excess will be determined by * a *% * amount using Customer’s * and subtracting the * for the *% amount.

The following chart establishes if and when Shortfall and Excess adjustments apply:

Actual Annual Savings Performance	Performance Shortfall Applies	Performance Excess * Applies
*% or Greater	No	Yes
Between *% and *%	No	No
*% or less	Yes	No
*% or less	Termination right

The following chart establishes the formula to be used in calculating Excess and Shortfall:

* PRxO Generic Rx purchases at *% *minus the *

* minus	----------------------- divided by -----------------------	Multiplied by *%

* PRxO Generic Rx purchases at *% *

3.	PAYMENT TERMS

A. Weekly Payment. Customer agrees to weekly payment terms pursuant to which payment for invoices for purchases made Saturday through Friday must be received on or before the following Friday.

B. Terms. All payments must be received for deposit to ABDC’s account by the due date by EFT.

4.	SERVICE LEVELS

For pharmaceutical Products, ABDC will meet an adjusted fill rate service level of *% each calendar month. The fill rate is the ratio between lines shipped and lines ordered (total lines not filled (adjusted as follows), divided by total lines ordered). The fill rate will be adjusted to reflect unavailable Product (manufacturer’s backorders or other unavailability without fault by ABDC, including common carrier delays), partial ships (*% or *), repeat orders within * hours, Products not ordered by Customer during the prior * days or Customer’s per-week usage exceeds its per-week estimates by more than *%, and Force Majeure events (as defined in Provisions Paragraph 9.1). ABDC’s computerized reports will be used to determine the actual level achieved. Customer will provide its best usage estimates on Products at least * days prior to its first order of a Product (both new Products and Products that have not been ordered during the prior * days) so that ABDC can maintain its service level commitment. Products must be purchased once per month to remain on the list of Products for which the service level commitment applies. Any Product not ordered in a given month can be reinstated on such list when Customer notifies ABDC it is resuming the ordering of such Product on a monthly

PMC – ABDC Amended and Restated PVA January 1, 2011	8
Customer will delete this Exhibit “1” (or request confidential treatment) if it discloses this Agreement for any reason, including in any SEC filing basis. ABDC may offer a substitute for any Product that is not available for delivery, and if the substitute Product is accepted by the Customer, in the Customer’s reasonable discretion, the order will be deemed filled. If ABDC’s adjusted service level for all Facilities does not meet such threshold, ABDC will pay to each Facility for which the service level was not met a service level penalty as follows, which amount will be paid as a credit by the * of the * and which payment will be Customer’s sole remedy for any failure to meet the fill rate.

*% to *%	* (*%) of *such Facility during such month.
*% to *%	* (*%) of *such Facility during such month.
Less than *%	* (*%) of * by such Facility during such month.

PMC – ABDC Amended and Restated PVA January 1, 2011	9
Customer will delete this Exhibit “1” (or request confidential treatment) if it discloses this Agreement for any reason, including in any SEC filing

EXHIBIT 2 TO

AMENDED AND RESTATED PRIME VENDOR AGREEMENT

ADDITIONAL * SERVICES

1. Services. The following Services are offered to Customer by ABDC for the * in Paragraph 1(B) of Pricing/Payment Terms. At its discretion, Customer may elect which of these Services to utilize.

•	*

•	*

•	*

•	*

ABDC may * any Services as it deems appropriate, in which case ABDC will make a * in the * based upon the * of the * Services. In addition, from time to time ABDC may * Services, at such * as *. Any such * by ABDC that apply to Customer will be * to ABDC’s customers, and consistent with the terms of this Agreement.

2. Ordering & Reporting Software and Hardware

•	* for *.

•	* for * for Facilities with * $*per * (or, for Facilities purchasing * $* per *, one * at *.

•	* for a * of $* per * and * and * for $* per * per *.

•	*.

ABDC retains title to all ordering and reporting hardware and software and, pursuant to Provisions Paragraph 5.3. Customer must return them upon termination of this Agreement.

*	and related services will be offered at *.

3. Recalls

ABDC will notify Customer of all recalls as instructed in the supplier’s notification.

4. Drop Ship Service

ABDC provides drop ship service when Customer’s needs dictate this approach and the supplier meets ABDC’s liability insurance and other requirements. Drop shipments may be subject to an additional charge.

PMC – ABDC Amended and Restated PVA 1/1/2011	10

EXHIBIT 3 TO

AMENDED AND RESTATED PRIME VENDOR AGREEMENT

PROVISIONS

1. RECORDS, AUDITS.

ABDC will maintain records of transactions during the Term and for one year after. Customer’s employees may audit such records only pursuant to ABDC’s audit policies, as modified from time to time. Such audits may be conducted only during ordinary business hours and upon reasonable notice and may only cover * days prior to the request or any shorter period set by the manufacturer for chargeback audits. No audit may cover any period previously audited. All costs of such audit will be borne by Customer, including costs to produce records. If an audit shows net overcharges or undercharges and ABDC agrees with such findings, (i) ABDC will credit or charge Customer within * days of receipt of written notice of the net overcharge (or, if later, within * days of receiving an applicable supplier’s credit) or undercharge and (ii) ABDC will * of any audit *, including *, not *. If there is a net overcharge, Customer may expand the audit to * days prior to the request.

2. DUTIES OF CUSTOMER

2.1 Primary Vendor Orders. For Products required by Facilities, Customer will submit an electronic order for all Products. If allowed, non-electronic orders may be subject to additional charges.

2.2 Disclosure. Each party will comply with all laws, including reporting or reflecting discounts, rebates and other price reductions pursuant to 42 U.S.C. §1320a-7b(b)(3)(A) on cost reports or claims submitted to federal or state healthcare programs, retaining invoices and related pricing documentation and making them available on request to healthcare program representatives.

2.3 Notice of Changes. Customer and each Facility will promptly notify ABDC of changes in ownership, Change-in-Control, name, business form (e.g., sole proprietorship, partnership or corporation) or state of incorporation or formation.

2.4 No Set-Off. Customer’s obligation to pay for Products will be absolute, unconditional and not subject to reduction, set-off, counterclaim or delay.

2.5 Billing Statements. Billing disputes must be brought promptly to the attention of ABDC’s accounts receivable department and any claim against ABDC will be barred unless commenced within twelve (12) months after receipt of the first statement containing the amount in dispute or Customer will be deemed to accept the accuracy of such statements and to waive its right to dispute the amount.

2.6 Late Payment. All payments must be received in ABDC’s account during normal business hours on or before the date due. Drivers and other ABDC employees cannot accept cash. Price of Goods reflects a prompt payment discount. If payment is not received by the due date, ABDC will invoice Customer such unearned discount by recalculating Price of Goods, solely with respect to the Products for which payment was not received or late, based on Cost *% (or, if greater, *% more than the invoiced Price of Goods) effective as of the due date. Thereafter, if payment is delinquent, ABDC may withhold any payments to Customer and will assess a per-day late payment fee of the lower of *% (*%/360) or the maximum rate permitted by law on the outstanding balance until paid, beginning on the first (1st) business day after such due date. Additionally, ABDC may adjust * solely to reflect such unearned discount or late payment fees; provided, however, ABDC will * any such adjustment following Customer’s account being current for *. Such rights are in addition to ABDC’s other remedies and will not relieve Customer of its obligation to make prompt payment in accordance with this Agreement.

2.7 Title And Risk Of Loss. All goods are F.O.B. Customer’s location, with freight prepaid for normal delivery. Expedited delivery is extra. Title and risk of loss pass upon delivery to Customer.

2.8 Extension Of Credit. Payment terms are an extension of credit based upon an evaluation of Customer’s financial condition upon commencement of this Agreement as reflected in written information from Customer. Customer and each Account will abide by ABDC’s standard credit terms as amended from time to time by ABDC. Customer will promptly notify ABDC in writing of any Claim that, with an unfavorable result, would have a material adverse effect on Customer’s financial condition or operation. Upon request, Customer will furnish ABDC complete annual and quarterly financial statements and other evidence of its financial condition necessary to establish, in ABDC’s opinion, Customer and each Account’s ability to perform its obligations. If ABDC reasonably believes Customer or any Account’s ability to make payments may be materially impaired, ABDC may from time to time amend Customer’s payment terms, require past due amounts to be paid and/or require posting of adequate security or such other documents as ABDC may require. Pending receipt of requested items, ABDC may withhold delivery of Products and providing Services; place Customer on a C.O.D. basis if ABDC has not received payment when due after giving notice by 10:00 a.m. and giving Customer until 2:00 p.m. the same day for ABDC to receive payment; and/or require Customer to pay part or all of any past due amount as a condition to continued service.

3. NO WARRANTIES

Customer acknowledges that ABDC is not the manufacturer of any Products and ABDC DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE, FOR PRODUCTS AND SERVICES. No oral or written information provided by ABDC, its employees or other representatives will create any such warranty. In no event will ABDC be liable for any special, incidental or consequential damages in connection with or related to Products, hardware, Software, including ordering software, or Services.

4. CONFIDENTIALITY

Each party and its employees or representatives (“Receiving Party”) will protect all proprietary and confidential information (“Confidential Information”) disclosed by the other (“Disclosing Party”) and not use or disclose it except in connection with the Program or as otherwise agreed. Confidential Information does not include information (i) available on a non-confidential basis, (ii) known or able to be formulated by Receiving Party, or (iii) required to be disclosed by law. Pricing and payment terms are confidential and may not be shared with any third party. Customer will remove Exhibit “1” and Exhibit 7 if it discloses this Agreement for any reason, including in the course of any due diligence, and Customer will request confidential treatment in a Securities and Exchange Commission filing.

5. TERMINATION OF AGREEMENT

5.1 Default. In addition to other available remedies, either party may immediately terminate this Agreement “for cause” upon written notice to the other party upon the other party’s:

(a) (i) Filing an application for or consenting to appointment of a trustee, receiver or custodian of its assets; (ii) having an order for relief entered in Bankruptcy Code proceedings; (iii) making a general assignment for the benefit of creditors; (iv) having a trustee, receiver or custodian of its assets appointed unless proceedings and the person appointed are dismissed within thirty (30) days; (v) insolvency within the meaning of Uniform Commercial Code Section 1-201 or failing generally to pay its debts as they become due within the meaning of Bankruptcy Code Title 11, Section 303(h)(1) (11 U.S.C. §303(h)(1)), as amended; or (vi) certification in writing of its inability to pay its debts as they become due (and either party may periodically require the other to certify its ability to pay its debts as they become due) (collectively, “Bankruptcy”);

(b) Failure to pay any amount due and such failure continues five (5) days after written notice; or

(c) Failure to perform any other material obligation of this Agreement or any other agreement now or hereafter entered into between the parties and such failure continues for thirty (30) days after it receives notice of such breach from the non-breaching party; provided, however, if the other party has commenced to cure such breach within such thirty (30) days, but is not reasonably able to complete it within such thirty (30) days, such party will have a reasonable time to complete its cure if it diligently pursues the cure until completion. “For cause” does not include Customer’s receiving a more favorable offer from an ABDC competitor.

5.2 Termination Upon PMC Change-in-Control. On and subject to the requirements of Paragraph 9.3(b), in addition to other available remedies, ABDC may terminate this Agreement upon a Change-in-Control of PMC to which

PMC – ABDC Amended and Restated PVA 1/1/2011	11

ABDC does not provide its prior written consent by providing PMC and its Assignee with reasonable prior written notice of not less than ninety (90) days from the consummation of PMC’s Change-in-Control.

5.3 Survival Upon Termination. Within five (5) days after expiration or earlier termination of this Agreement for any reason, all amounts owed by Customer will be immediately due and payable, and Customer will (i) pay ABDC any amount owed and (ii) return to ABDC all hardware, Software and other equipment, including ordering devices and totes, or pay to ABDC the replacement cost of such items that are not returned; provided, however, if this Agreement is terminated by Customer due to a default by ABDC, any such payments will be due as otherwise provided in this Agreement. Obligations in Provisions Paragraphs 4, 5, 6 and 9 and any provision the context of which shows the parties intended it to survive will remain in effect after the Term.

6. INDEMNIFICATION

Each party (“Indemnifying Party”) will indemnify and defend the other, its employees and representatives (“Indemnified Party”) against all claims and damages (including expenses and attorneys’ fees) (“Claim”) to the extent arising out of Indemnifying Party’s obligations under this Agreement. Failure to give prompt written notice of a Claim will not relieve Indemnifying Party of liability except to the extent caused by such failure. Indemnifying Party will defend a Claim with counsel reasonably satisfactory to Indemnified Party and Indemnified Party will cooperate fully in such defense.

7. CUSTOMER’S INSURANCE

Customer will maintain sufficient insurance to cover all unpaid inventory in its possession. Customer will maintain professional liability insurance with limits of no less than $* per incident and $* aggregate.

8. SOFTWARE LICENSE

8.1 License. ABDC grants Customer a non-exclusive, nontransferable and revocable license to use software and related documentation ABDC provides for use in the Program (“Software”). Customer may not make, or allow others to make, copies except one backup copy. Customer must include all proprietary notices in permitted copies. Customer may not modify Software or create derivative works and may not translate, reverse engineer, disassemble or decompile Software.

8.2 Limited Warranty. ABDC warrants that (i) Software will perform substantially in accordance with its documentation if operated as directed; (ii) hardware provided by ABDC and diskettes, CD-ROMs or other media on which the Software is provided will be free from defects under normal use; and (iii) Software will not infringe the rights of any third party. ABDC DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THOSE OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE, FOR HARDWARE AND SOFTWARE, AND ACCURACY OF ANY DATA. ALL DATA IS PROVIDED “AS IS.” DUE TO THE NATURE OF SOFTWARE, HARDWARE AND DATA, ERRORS AND INTERRUPTIONS MAY OCCUR AND CUSTOMER HAS ALL RISKS FOR QUALITY AND PERFORMANCE. No oral or written information provided by ABDC, its employees or other representatives will create any warranty.

8.3 Remedy. ABDC’s liability and Customer’s exclusive remedy for breach of warranties in Paragraph 8.2 will be, at ABDC’s option, to (i) repair or replace Software or hardware so it performs substantially in accordance with its documentation and is non-infringing; (ii) advise Customer how to achieve substantially the same functionality using different procedures, or (iii) replace defective media that is returned.

9. MISCELLANEOUS

9.1 Force Majeure. If ABDC’s performance is prevented, delayed or otherwise adversely affected by labor disputes, fire, terrorism, acts of God or any other cause beyond its control, including unavailability of Products, transportation, materials or fuel, delays by suppliers, loss of facilities, internet, telecommunication or electrical system failures or interruptions, voluntary foregoing a right in order to comply with or accommodate government orders or requests, compliance with any law or any other cause beyond its control (“Force Majeure”), (i) ABDC may reduce or eliminate Products without liability or obligation during the Force Majeure period and (ii) to the extent ABDC reduces or eliminates Products, Customer shall not be required to maintain ABDC as the Primary Vendor of all requirements of Customer’s Facilities for Products during the Force Majeure period. In addition, if Force Majeure affects ABDC’s cost of operations and Customer elects to utilize ABDC as a vendor for Products to Customer’s Facilities during the Force Majeure period (provided that Customer shall not be required to maintain ABDC as a Primary Vendor to such extent),

ABDC may, at its discretion, add to the price of Products all of its increased costs, including taxes, so long as Force Majeure affects such costs.

9.2 Assignment. (a) All covenants, promises and agreements in this Agreement inure to the benefit of and are binding upon the successors and permitted assigns of each party. In no event will an agreement between a successor to or permitted assign of Customer and any third party negate or diminish in any way such successor’s or assign’s obligations under this Agreement.

(b) Neither party may assign its rights or delegate its duties under this Agreement, including by asset sale or upon a Change-in-Control, without the prior written consent of the other party, which consent shall not be unreasonably withheld, it being understood that ABDC shall not be considered to be acting unreasonably in the case of such a sale or Change-in-Control of PMC if the requirements of Paragraph 9.2(c) are not satisfied or if the proposed Assignee of PMC following such sale or Change-in-Control does not have sufficient financial capability to satisfy the obligations of this Agreement, applying reasonable industry credit standards. In the event that ABDC does not consent to any assignment (or deemed assignment) or delegation occurring upon a PMC Change-In-Control that nonetheless is consummated, the Agreement shall nevertheless remain in effect for a reasonable period of time of not less than ninety (90) days following the PMC Change-in-Control to permit the Assignee of PMC to transition to a different drug purchasing contract without in any manner limiting ABDC’s remedies or rights against PMC or PMC’s Assignee pursuant to the Agreement. Each party hereby consents to the other party assigning part or all of its obligations to any affiliate; provided, however, any assignment will not relieve a party of its performance obligations under this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, in the event of such an assignment, delegation or Change-in-Control by or of PMC, or a sale or transfer of ownership or control of any Facility (subject to the Facility Sale exception set forth below), PMC shall provide ABDC with prior written notice thereof and shall cause the surviving entity, successor-in-interest or transferee, as the case may be (the “Assignee”), to either (1) agree to be bound by the terms of this Agreement from and after the date of such event or (2) enter into a replacement agreement to this Agreement with ABDC on such terms as are reasonably acceptable to ABDC and the Assignee; provided, however, that in the event of a PMC Change-in-Control, an Assignee consented to by ABDC will be permitted to terminate this Agreement as follows: (x) if there is more than one (1) year remaining until the end of the then current Term, the approved Assignee may terminate this Agreement without cause for any or no reason at any time on or after the one (1) year anniversary of the Change-in-Control upon at least sixty (60) days prior written notice to ABDC; or (y) if there is less than one (1) year remaining until the end of the then current Term, the approved Assignee may terminate this Agreement in accordance with Section 7.B. of this Agreement and the termination shall be effective on the last day of the then current Term. In addition, Customer may sell a Facility, or multiple Facilities in one or more transactions (“Facility Sale”), and only be required to provide ABDC written notice of such transaction(s) (without causing the Assignee to satisfy the additional requirements set forth above), so long as the collective Net Purchase volume of all such Facilities sold, taking into account all prior Facility Sales, represents less than 10% of Customer’s annual Net Purchase volume as of the Effective Date, which the parties benchmark at $1,200,000,000.00. In the event of a Facility Sale that is attributable towards the 10% threshold noted above, unless otherwise agreed to by the parties, this Agreement shall terminate with respect to any Facility which is the subject of the Facility Sale.

(d) With respect to PMC, “Change-in-Control” shall mean the occurrence of one or more of the following:

(i) the acquisition by any person (or related group of persons), whether by tender or exchange offer made directly to PMC’s stockholders, open market purchases or any other transaction or series of transactions possessing sufficient voting power in the aggregate to elect a majority of PMC’s board of directors (“Board”);

(ii) a merger or consolidation in which PMC is not the surviving entity, except for a transaction in which securities representing more than fifty percent (50%) of the total combined voting power of the surviving entity are held by persons who held common stock immediately prior to such merger or consolidation and those members of the existing Board constitute a majority of the Board immediately after such merger or consolidation;

PMC – ABDC Amended and Restated PVA 1/1/2011	12

(iii) any reverse merger in which PMC is the surviving entity but in which either securities representing more than fifty percent (50%) of the total combined voting power of PMC’s outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger or those members of the existing Board do not constitute a majority of the Board immediately after such merger; or

(iv) the sale, transfer or other disposition of all or substantially all of the assets of PMC.

(e) With respect to PCA or Chem Rx or a Facility, “Change-in-Control” means the sale or transfer of 51% or more of the assets or voting equity of the respective entity or Facility to a person not wholly owned by PMC or to an affiliate of PMC of which PMC does not have at least a 51% controlling interest.

(f) Each party acknowledges that money damages would not be a sufficient remedy for any breach of restrictions under this Paragraph 9.2 and, if there is a breach or threatened breach, the other party will be entitled to specific performance and injunctive or other equitable relief in addition to any other available remedies at law or in equity.

9.3 EEO Requirements. ABDC warrants it does not and will not discriminate against any employee or applicant for employment because of race, creed, color, national origin, religion, gender, sexual preference, veteran status, handicap or as otherwise may be prohibited by law and will meet affirmative action obligations as are imposed by law.

9.4 Miscellaneous. The successful party in any legal action, including in a Bankruptcy proceeding, may recover all costs, including reasonable attorneys’ fees. Pennsylvania law will govern this Agreement without reference to conflict of laws provisions. Any waiver or delay in enforcing this Agreement will not deprive a party of the right to act at another time or due to another breach. All provisions are severable. In the event of a conflict between a prior document between the parties and this Agreement, this Agreement will control. This Agreement supersedes prior oral or written representations by the parties that relate to its subject matter. Captions are intended for convenience of reference only. The parties may not modify this Agreement, or its Exhibits, other than by a subsequent writing signed by each party. This Agreement will be interpreted as if written jointly by the parties. The parties are independent contractors.

9.5 Excluded Providers. The Office of Inspector General (“OIG”) Special Advisory Bulletin on the Effect of Exclusions on Participation in Federal Health Care Programs clarifies OIG’s sanction authority to impose civil money penalties and deny reimbursement under federal health care programs for products or services provided by an excluded entity. Specifically, it provides that “items or equipment sold by an excluded manufacturer or supplier used in the care or treatment of beneficiaries and reimbursed, directly or indirectly, by a federal health care program violate the OIG’s exclusion.” ABDC certifies that neither it, nor any of its key personnel, are listed by a federal agency as being debarred, excluded, or otherwise ineligible for federal program participation as of the Effective Date and ABDC will immediately notify Customer in writing if any of these events occurs.

9.6 HIPAA. This Agreement and certain data that may be exchanged under this Agreement may be subject to (i) the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and ABDC may be a “business associate” of Customer for purposes of HIPAA and the rules and regulations promulgated under HIPAA and (ii) the Confidentiality of Medical Information Act (California Civil Code Sections 56.10 et seq.) (the “Medical Information Act”). The parties will amend this Agreement, if and to the extent required, to comply with HIPAA and the Medical Information Act, including provisions relating to written contracts among business associates.

PMC – ABDC Amended and Restated PVA January 1, 2011	13

EXHIBIT 4 TO

AMENDED AND RESTATED PRIME VENDOR AGREEMENT

ABDC’S * RETURNS POLICY

ABDC will comply with the Prescription Drug Marketing Act of 1987, as well as all state PDMA regulations, with regard to Customer’s return of prescription drugs. Credit for a returned Product will not exceed Customer’s original acquisition price.

Returnable Product

1. Product originally purchased from ABDC and returned in saleable condition within * days of invoice date will be credited at *% of Customer’s original acquisition price. Saleable Products are those that ABDC reasonably determines can be resold back into the marketplace in the normal course of business and must (i) be in original condition with no defects or adulteration in packaging; (ii) be unopened with seals intact; (iii) have at least * months (current month plus * dating remaining before expiration; (iv) have been stored and transported under proper conditions while in custody of Customer; and (v) have been sold by ABDC to Customer in the ordinary course (e.g., not in a special sale or subject to conditions that restrict returns).

2. Product originally purchased from ABDC and returned in saleable condition beyond * days of the date of the invoice provided will be credited at *% of Customer’s *.

3. Product originally purchased from ABDC and returned in non-saleable condition but that is accepted for return by the manufacturer will be credited at *% of the estimated value received from the manufacturer, less a *.

4. Products that was damaged prior to its delivery by ABDC to Customer and for which damage was promptly reported to ABDC will be credited at *% of Customer’s original acquisition price.

5. Products originally purchased from ABDC and recalled by any governmental authority or by the manufacturer of such products will be credited at *% of the applicable manufacturer credit.

Non-Refundable Product

The following Product will not be accepted for credit:

1. Class II and Class IIN controlled substances;

2. Open packages, partial bottles, broken seals, or any other product not returned in unopened original packaging, except for manufacturing recalls and products damaged prior to delivery to Customer;

3. Products whose manufacturer requires direct or third-party return, except in the case of Product mis-shipments or mis-orders if reported within 5 business days of receipt;

4. Products sold as non-returnable by the manufacturer or ABDC, including any Product subject to a Florida or other pedigree.

Schedule Item Returns

Return of scheduled items (other than Schedule II and IIN) must be pre-approved by ABDC’s distribution center. Scheduled drug returns must be packed separately from other returns and proper procedures must be followed to ensure compliance with current law, including CFR Part 21. Schedule items returned in violation of this policy will receive no credit.

Hazardous Substances Returns

Return of hazardous substances must be pre-approved by ABDC’s distribution center. Hazardous substance returns must be clearly marked and packed separately from other returns. Hazardous substances returned in violation of this policy will receive no credit.

Temperature Control Returns

Items requiring temperature control during shipment must be called in to customer service/returned goods department for return authorization.

Electronic Credit & Return Requests

Returns are typically processed within * days of ABDC’s receipt of return request. Credit and return requests should be entered electronically to assure proper and prompt credit. Echo credit entry should be used for ordering errors, defectives, outdated, and overstocked items. Requests for credits involving billing errors, damaged in shipment, shortages, and filling errors must be phoned into the ABDC customer service/returned goods department at ABDC’s distribution center serving Customer’s Facility.

PDMA Certification

To receive credit, a signed and dated PDMA return certification must accompany all prescription drug returns. A sample return certification follows:

I certify that the pharmaceutical products being returned are saleable and have been stored and maintained while in our possession in accordance with the manufacturer’s temperature and storage requirements listed on the packaging and in accordance with the requirements listed in the current edition of USP/NF. I further certify that this product has not been transferred to this facility from another location and that I am able to certify as to the product’s proper storage and condition.

NOTE: This Policy is subject to change from time to time, in ABDC’s sole discretion, and such changes will be effective * days after notice is provided to Customer. Any such changes by ABDC that are applicable to Customer will be non-discriminatory, generally applicable to ABDC’s customers, and consistent with the terms of this Agreement.

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EXHIBIT 5 TO

AMENDED AND RESTATED PRIME VENDOR AGREEMENT

DEFINITIONS

ABDC Special Price Products means Services and Products designated * by ABDC that are not be *, but instead are * for such Products and Services, including but not limited to *.

AMP means average manufacturer price, as defined by applicable law and the Department of Health and Human Services.

Branded Rx means prescription pharmaceutical products that are manufactured by an exclusive source and are patent protected.

Contract Product means a Product encompassed by a pricing agreement between Customer, or Customer’s GPO, and the applicable manufacturer of such Product.

Contract Year means each 12-month period commencing on the Effective Date and the annual anniversary of the Effective Date.

Cost means (a) with respect to any * Product, the price of the Product *, and (b) with respect to any * Product, the price of the Product *, in either case *given to ABDC by its manufacturers.

CSOS means the DEA’s controlled substance ordering system.

Customer has the meaning ascribed to that term in the Agreement preamble.

DEA means the United States Drug Enforcement Agency.

DME means home healthcare/durable medical equipment items.

EFT means Electronic Funds Transfer.

Emergency Order means an unscheduled delivery of Rx (only) in response to a possible loss of life or other critical care situation.

Facility means (a) each of Customer’s LTCPs as of the Effective Date, and (b) any other LTCP pharmacy in the United States that, during the Term and subject to ABDC’s credit approval and policies (i) Customer acquires (directly or through a commonly controlled, owned or managed affiliate or subsidiary); (ii) Customer controls, directly or indirectly; or (iii) Customer or any other Facility (as denoted above) operates or manages, provided, however, that any newly acquired pharmacy with an existing agreement with another distributor will become a Facility under this Agreement upon the earlier of expiration of such existing agreement or the date Customer (or such affiliate or subsidiary) may terminate such agreement according to its terms, with or without cause, without breaching it or paying a termination penalty. For the avoidance of doubt, a Facility excludes any pharmacy under Customer’s control that serves as a hospital pharmacy.

GCN means generic chemical number and is a number assigned by First Data Bank.

Generic Rx means generic prescription pharmaceutical products that are equivalent to Brand Rx.

GPO means a Group Purchasing Organization.

HBC means health and beauty care items.

Injectable means Rx that is administered intravenously or by injection, including vials, ampoules, pre-filled syringes, mini-bags and small and large volume IV fluids, kits and carpuject.

LTCP means long term care pharmacy.

Net Purchase(s) means Customer’s total purchases, less returns, credits, rebates, late payment fees and similar items.

PMC – ABDC Amended and Restated PVA January 1, 2011	15

OTC means over-the-counter pharmaceuticals (non-prescription).

Outsourcing Fee has the meaning ascribed to that term in Paragraph 2(C) of Exhibit 1.

Price of Goods means * that Customer * to ABDC for Products and Services *.

Primary Vendor means Customer purchases from ABDC no less than 98% of all Brand Rx that Customer purchases from any source, including, without limitation, Products purchased from ABDC pursuant to Customer’s direct contracts with pharmaceutical manufacturers that are administered by ABDC pursuant to Paragraph 1(E) of Exhibit 1.

Products mean Rx (Branded Rx and Generic Rx), OTC and nutritional, HBC and DME items.

Program means the overall arrangement encompassed by this Agreement pursuant to which ABDC will provide Products and Services to Customer.

PRxO Contract Cost means *of PRxO Generics *.

PRxO Generics means Generic Rx available under the PRxO Generics Purchase Program.

PRxO Generics Purchase Program means ABDC’s proprietary Generic Rx formulary purchase *.

PRxO Rebates mean the * paid to * by * of PRxO Generics, excluding any * and any * paid to * by the *.

Rx means Branded Rx and Generic Rx.

Services mean, collectively, the services provided by ABDC to Customer pursuant to this Agreement in connection with ABDC’s distribution of Products to Customer.

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Exhibit 6

Form of Compliance Certificate

[Date]

Robert Mauch

Senior Vice President, Alternate Care Sales

AmerisourceBergen Drug Corporation (“ABDC”)

1300 Morris Drive

Chesterbrook, PA 19087

Dear Mr. Mauch:

In accordance with Section 1(B) and Section 2(B) of the Amended and Restated Prime Vendor Agreement for Long Term Care Pharmacies (the “Agreement”) dated January 1, 2011, between PharMerica Corporation and certain of its affiliates (“PharMerica”) and ABDC, I hereby attest that PharMerica has purchased from ABDC (i) at least 98% of all Branded Rx and (ii) no less than 95% of its non-Injectable Generic Rx during the calendar year that ended December 31,             , and that PharMerica complied with the provisions of Section 1 and Section 2 of said year.

Sincerely,

PharMerica Corporation

By:

Name:

Title:

PMC – ABDC Amended and Restated PVA January 1, 2011	17

[Date]

PharMerica Corporation

1901 Campus Place

Louisville, KY 40299

Dear                     :

In accordance with Paragraph 2(B) of Exhibit 1 of the Amended and Restated Prime Vendor Agreement for Long Term Care Pharmacies (the “Agreement”) dated January 1, 2011, between PharMerica Corporation and certain of its affiliates and AmerisourceBergen Drug Corporation (“ABDC”), I hereby attest that ABDC passed through to PharMerica its prorate share of PRxO Rebates in accordance with the terms of the Agreement.

Sincerely,

AmerisourceBergen Drug Corporation

By:

Name:

Title:

PMC – ABDC Amended and Restated PVA January 1, 2011	18

EXHIBIT 7 TO

AMENDED AND RESTATED PRIME VENDOR AGREEMENT

PURCHASING * CALCULATIONS

A. PRxO Generic Rx Purchasing Threshold. As measured on a * basis no less than 95% of Customer’s total generic purchases, based on * per Section 2.A. of Exhibit 1, will be PRxO purchases, where the calculation of the * shall be made according to the parameters so established at Table 1 of this Exhibit 7. With respect to Injectable Products, ABDC agrees to *.

B. PRxO Generic Rx * Calculation: Not later than * days after the close of each *, ABDC and Customer will each calculate the PRxO Generic Rx purchasing * and present to each other their findings in the following format.

*	calculation illustration (Figures are based on *):

Total Generic Purchases	$	*

Excluded Purchases from total generic purchases
Products that are *	$	*
*	$	*
Purchases of *	$	*
Purchases of *	$	*

Adjusted Total Generic Purchases	$	*

Total PRxO Purchases	$	*

Included as PRxO purchases
*Adjustment (est. *% of *)	$	*
Any Product that is available in the PRxO Generics Purchase Program that *and Customer *a PRxO Product	$
$

Adjusted Total PRxO (Inclusions) Purchases	$	*

Adjusted Total PRxO Purchases	$	*

PRxO Purchasing * Rate		*	%

For Illustration Purposes

PMC – ABDC Amended and Restated PVA January 1, 2011	19

TABLE 1 OF EXHIBIT 7

TREATMENT OF GENERIC Rx PURCHASES

Types of Purchases	Is GCN listed in PRxO Catalogue	Is Purchased Through ABC	PMC Receives *% Discount	PMC Pays the *% PRxO Outsourcing Fee	PMC Receives PRxO Rebates	Is Included in 95% of Total Generic Purchases Calculation: Numerator[i] and Denominatorii		Is Included in 98% of Total Annual Rx Purchases: Numeratoriii and Denominatoriv

*	YES	YES	NO	YES	YES	Num Den	YES YES	Num Den	YES YES

*	YES	YES	NO	YES	YES	Num Den	NO NO	Num Den	YES YES

*	YES	YES	NO	YES	YES	Num Den	NO NO	Num Den	YES YES

*	NO	YES	YES	NO	NO	Num Den	NO NO	Num Den	YES YES

*	NO	YES	NO	NO	NO	Num Den	NO NO	Num Den	YES YES

*	YES	YES	NO	YES	YES	Num Den	YES YES	Num Den	NO NO

*	NO	YES	YES	NO	NO	Num Den	NO NO	Num Den	YES YES

*	NO	YES	NO	NO	NO	Num Den	NO NO	Num Den	YES YES

PMC – ABDC Amended and Restated PVA January 1, 2011	20

TABLE 1 OF EXHIBIT 7

TREATMENT OF GENERIC Rx PURCHASES

Types of Purchases	Is GCN listed in PRxO Catalogue	Is Purchased Through ABC	PMC Receives *% Discount	PMC Pays the *% PRxO Outsourcing Fee	PMC Receives PRxO Rebates	Is Included in 95% of Total Generic Purchases Calculation: Numerator[i] and Denominatorii		Is Included in 98% of Total Annual Rx Purchases: Numeratoriii and Denominatoriv

*	YES	YES	NO	YES	YES	Num Den	YES YES	Num Den	YES YES

*	N/A	NO	NO	NO	NO	Num Den	NO NO	Num Den	NO NO

*	N/A	NO	NO	NO	NO	Num Den	NO NO	Num Den	NO NO

*	YES	YES	NO	YES	NO	Num Den	YES YES	Num Den	YES YES

*	YES	YES	YES	NO	NO	Num Den	NO YES	Num Den	YES YES

*	N/A	NO	NO	NO	NO	Num Den	NO YES	Num Den	NO YES

*	N/A	NO	NO	NO	NO	Num Den	NO NO	Num Den	NO NO

PMC – ABDC Amended and Restated PVA January 1, 2011	21

TABLE 1 OF EXHIBIT 7

TREATMENT OF GENERIC Rx PURCHASES

[i]	The Numerator establishes the purchases that count as PRxO purchases. YES means the purchase counts as PRxO for the * calculation. NO means the purchase does not count as PRxO for the * calculation.
ii

The Denominator establishes the purchases that count as Total Generic Purchases. YES means the purchase is included in the calculation of Total Generic Purchases. NO means the purchases is excluded in the calculation of Total Generic Purchases.

iii

The Numerator establishes purchases that count as purchases from ABDC. YES means the purchase counts as a purchase from ABDC for the * calculation. NO means the purchase does not count as a purchase from ABDC for the * calculation.

iv

The Denominator establishes the purchases that count as Total Annual Rx Purchases. YES means the purchase is included in the calculation of Total Annual Rx Purchases. NO means the purchases is excluded in the calculation of Total Annual Rx Purchases.

[v]	Bulk Products mean Products purchased by Customer * Products such as: *.

PMC – ABDC Amended and Restated PVA January 1, 2011	22